Exhibit 99.1
For Immediate Release
Mediacom Communications Reports Results
for First Quarter 2008

Middletown, NY — May 7, 2008 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported financial results for the three months ended March 31, 2008. The Company will hold a teleconference to discuss its financial results today at 10:30 a.m. Eastern Time. A live broadcast of the Company’s teleconference can be accessed through the Company web site at www.mediacomcc.com.
First Quarter 2008 Financial Highlights
•	Revenues increased 10.3% to $339.7 million

•	Adjusted operating income before depreciation and amortization (“Adjusted OIBDA”) rose 17.1% to $125.8 million[1]

•	Operating income rose 23.5% to $64.6 million

•	Average monthly revenue per basic subscriber increased 14.2% to $85.45

•	Revenue generating units (“RGUs”) grew by 78,000, more than triple the RGU additions in the prior year period
“While we expected that our financial and operating performance this quarter would benefit from comparisons to an unusually weak prior year period, we significantly surpassed expectations and produced record results, giving us a great deal of momentum for the balance of 2008,” said Rocco B. Commisso, Mediacom’s Chairman and CEO. “Our quarterly RGU additions were the best ever, and we generated the highest year-over-year Adjusted OIBDA growth in over five years. Moreover, for the first time since early 2005, we grew basic subscribers sequentially.”
“Our results for the first quarter give us good reason to raise our financial guidance for full year 2008. While we plan to spend more to satisfy strong customer demand for HDTV/DVR set-top boxes and our growing commercial enterprise business, we still expect to generate positive free cash flow for the year, due in part to a dramatic reduction in the cost of debt capital. Despite the continuing turmoil in the credit markets, our financial position remains solid, as we have meaningfully reduced our balance sheet leverage, even after returning $82 million to shareholders through our stock repurchase program over the past twelve months,” concluded Mr. Commisso.

[1]	Adjusted OIBDA excludes non-cash, share-based compensation charges. See Tables 5 and 8 for further information concerning this non-GAAP financial measure.

Revised Full Year 2008 Financial Guidance
Based on the strength of its first quarter 2008 financial performance, the Company is raising its full year 2008 financial guidance as follows:
•	Revenue growth increased to between 6.5% and 7.5%; previously between 6% and 7%

•	Adjusted OIBDA growth increased to between 7% and 8%; previously between 6% and 7%

•	Capital expenditures increased to about $275 million; previously between $255 million and $265 million
Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007
Revenues rose 10.3% to $339.7 million, largely due to an increase in video revenues, growth in high-speed data and phone customers and a favorable comparison to the prior year period when results were affected by a retransmission consent dispute with a major television station group.
•	Video revenues grew 6.0% from the first quarter of 2007, due to price increases and customer growth in the Company’s digital and other advanced video products and services, including DVRs and HDTV, partially offset by a lower number of basic subscribers. During the quarter, the Company gained 2,000 basic subscribers, compared to a reduction of 18,000 for the same period last year, which included the negative impact of the Company’s retransmission consent dispute and the net divestitures during the period of cable systems serving 3,300 basic subscribers.

During the quarter, digital customers grew by 27,000, as compared to an increase of 2,000 in the prior year period, ending the quarter with 584,000 customers, or 44.0% penetration of basic subscribers. As of March 31, 2008, 31.0% of digital customers received DVR and/or HDTV services, up from 22.6% at the end of the prior year period.

•	High-speed data revenues rose 17.3%, primarily due to a 14.7% year-over-year increase in unit growth. During the quarter, high-speed data customers grew by 30,000, as compared to a gain of 22,000 in the prior year period, ending the quarter with 688,000 customers, or 24.3% penetration of estimated homes passed.

•	Phone revenues rose 69.3%, mainly due to a 65.9% year-over-year increase in unit growth. During the quarter, phone customers grew by 19,000, as compared to a gain of 18,000 in the prior year period, ending the quarter with 204,000 customers, or 8.0% penetration of estimated marketable phone homes. As of March 31, 2008, Mediacom Phone was marketed to nearly 90% of the Company’s 2.84 million estimated homes passed.

•	Advertising revenues decreased by 2.8%, largely as a result of an overall reduction in national advertising, offset in part by an increase in national and local political advertising.

Total operating costs grew 6.7%, primarily due to increases in: (i) programming unit costs; (ii) expenses related to corresponding growth in the Company’s phone customers; and (iii) sales and marketing activities. These higher costs were offset in part by non-recurring expenses in the prior year period relating to a retransmission consent dispute and a significant reduction in delivery costs for the Company’s high-speed data product.
Adjusted OIBDA increased by 17.1%, resulting in a margin of 37.0%, up from 34.9% in the prior year period. Operating income increased by 23.5%, due to the increase in Adjusted OIBDA, offset in part by higher depreciation and amortization.
Liquidity and Capital Resources
The Company has included the Condensed Statements of Cash Flows for the three months ended March 31, 2008 and 2007 in Table 3 to provide more details regarding liquidity and capital resources.
Significant sources of cash for the three months ended March 31, 2008 were:
•	Net cash flows from operating activities of $51.5 million; and
•	Net borrowings of revolving bank loans of $15.3 million
Significant uses of cash for the three months ended March 31, 2008 were:
•	Capital expenditures of approximately $64.0 million; and
•	Repurchases of shares of Class A common stock totaling $12.9 million
Free cash flow was positive $7.2 million for the three months ended March 31, 2008, as compared to negative $1.4 million in the prior year period. See Tables 5, 6 and 8 for further information concerning this non-GAAP financial measure.
Financial Position
At March 31, 2008, the Company had total debt outstanding of $3.230 billion, an increase of $15.3 million from year-end 2007. As of the same date, the Company had unused credit facilities of $602 million, all of which could be borrowed and used for general corporate purposes based on the terms and conditions of the Company’s debt arrangements. As of the date of this press release, 68% of the Company’s total debt is at fixed interest rates or subject to interest rate protection.
Stock Repurchase Program and Activity
During the three months ended March 31, 2008, the Company repurchased approximately 2.8 million shares of its Class A Common Stock for an aggregate cost of $12.9 million. At March 31, 2008, the Company had approximately 96.5 million shares of Class A and Class B common stock outstanding, and $7.1 million was available under the Company’s stock repurchase program. During April 2008, the Company repurchased an additional 1.5 million shares of Class A common stock with substantially all of the remaining funds available in its program. On May 5, 2008, the Company’s Board of Directors authorized a new $50.0 million stock repurchase program.

Company Description
Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television, high-speed data access and phone service. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.
Forward Looking Statements
In this press release, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: existing and future competition for our video, high-speed data and phone customers; our ability to achieve anticipated customer and revenue growth and to successfully introduce new products and new services; increasing programming costs; changes in laws and regulations; our ability to generate sufficient cash flow to meet our debt service obligations and access capital to maintain our financial flexibility; and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and other reports or documents that we file from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to us as of the date of this press release, and we assume no obligation to update or alter our forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Tables:	Contact:
(1) Consolidated Statements of Operations	Investor Relations
(2) Condensed Consolidated Balance Sheets	Matt Derdeyn
(3) Condensed Statements of Cash Flows	Group Vice President,
(4) Capital Expenditure Data	Corporate Finance & Treasurer
(5) Reconciliation Data — Historical	(845) 695-2612
(6) Calculation — Free Cash Flow	Media Relations
(7) Summary Operating Statistics	Thomas Larsen
(8) Use of Non-GAAP Financial Measures	Vice President,
Legal and Public Affairs
(845) 695-2754

TABLE 1
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
			Percent
	2008	2007	Change
Video	$228,506	$215,628	6.0%
High-speed data	76,903	65,548	17.3
Phone	19,546	11,546	69.3
Advertising	14,724	15,154	(2.8)

Total revenues	$339,679	$307,876	10.3%

Service costs	$140,510	$132,221	6.3%
SG&A expenses	66,716	62,336	7.0
Corporate expenses	6,681	5,870	13.8

Total operating costs	$213,907	$200,427	6.7%

Adjusted OIBDA	$125,772	$107,449	17.1%

Non-cash, share-based compensation charges	1,312	1,321	NM
Depreciation and amortization	59,844	53,801	11.2

Operating income	$64,616	$52,327	23.5%

Interest expense, net	$(54,589)	$(58,990)
Loss on derivatives, net	(24,074)	(4,395)
(Loss) gain on sale of cable systems	(170)	10,781
Other expense, net	(1,849)	(2,708)

Loss before income taxes	(16,066)	(2,985)
Provision for income taxes	(14,569)	(13,895)

Net loss	$(30,635)	$(16,880)

Basic and diluted weighted average shares outstanding	97,645	109,890
Basic and diluted loss per share	$(0.31)	$(0.15)

Adjusted OIBDA margin (a)	37.0%	34.9%
Operating income margin (b)	19.0%	17.0%

(a)	Represents Adjusted OIBDA as a percentage of revenues.

(b)	Represents Operating income as a percentage of revenues.

TABLE 2
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Cash	$21,890	$19,388
Subscriber accounts receivable, net	74,795	82,096
Prepaid expenses and other assets	19,750	20,692
Deferred tax assets	2,338	2,424

Total current assets	$118,773	$124,600

Property, plant and equipment, net	1,441,199	1,436,427
Intangible assets, net	2,028,733	2,029,366
Other assets, net	23,627	24,817

Total assets	$3,612,332	$3,615,210

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$232,329	$247,485
Deferred revenue	52,904	51,015
Current portion of long-term debt	101,125	94,533

Total current liabilities	$386,358	$393,033

Long-term debt, less current portion	3,129,250	3,120,500
Deferred tax liabilities	331,083	316,602
Other non-current liabilities	61,423	38,164
Total stockholders’ deficit	(295,782)	(253,089)

Total liabilities and stockholders’ deficit	$3,612,332	$3,615,210

TABLE 3
Condensed Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
OPERATING ACTIVITIES:
Net cash flows provided by operating activities	$51,504	$39,161

INVESTING ACTIVITIES:
Capital expenditures	$(63,990)	$(49,857)
Acquisition of cable system	—	(7,274)
Proceeds from sale of assets and investments	—	22,948

Net cash flows used in investing activities	$(63,990)	$(34,183)

FINANCING ACTIVITIES:
New borrowings	91,000	52,000
Repayment of debt	(75,657)	(62,203)
Repurchase of Class A common stock	(12,938)	—
Other financing activities — book overdrafts	12,583	(7,345)

Net cash flows provided by (used in) financing activities	$14,988	$(17,548)

Net (decrease) increase in cash	$2,502	$(12,570)
CASH, beginning of period	$19,388	$36,385

CASH, end of period	$21,890	$23,815

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amounts capitalized	$57,984	$65,047

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 4
Capital Expenditure Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Customer premise activity	$36,410	$29,194
Commercial	1,297	520
Scalable infrastructure	11,155	3,996
Line extensions	3,207	4,002
Upgrade/Rebuild	4,196	5,098
Support capital	7,725	7,047

Total	$63,990	$49,857

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.
TABLE 5
Reconciliation Data — Historical
Reconciliation of Adjusted OIBDA to Operating Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Adjusted OIBDA	$125,772	$107,449
Non-cash, share-based compensation charges	(1,312)	(1,321)
Depreciation and amortization	(59,844)	(53,801)

Operating income	$64,616	$52,327

TABLE 5
(Continued)
Reconciliation of Free Cash Flow to Net Cash Flows
Provided by Operating Activities
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Free cash flow	$7,179	$(1,447)
Capital expenditures	63,990	49,857
Other expenses, net	(337)	3
Non-cash, share-based compensation charges	(1,312)	(1,321)
Change in assets and liabilities, net	(18,016)	(7,931)

Net cash flows provided by operating activities	$51,504	$39,161

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.
TABLE 6
Calculation — Free Cash Flow
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Adjusted OIBDA	$125,772	$107,449
Cash taxes	(14)	(49)
Capital expenditures	(63,990)	(49,857)
Interest expense, net	(54,589)	(58,990)

Free cash flow	$7,179	$(1,447)

TABLE 7
Summary Operating Statistics
(Unaudited)

	Actual	Actual	Actual
	March 31,	December 31,	March 31,
	2008	2007	2007

Estimated homes passed	2,836,000	2,836,000	2,822,000

Total revenue generating units (RGUs)(a)	2,802,000	2,724,000	2,615,000
Quarterly net RGU additions	78,000	51,000	24,000

Customer relationships(c)	1,399,000	1,399,000	1,430,000

Video
Basic subscribers	1,326,000	1,324,000	1,362,000
Quarterly net basic subscriber gains (losses)	2,000	(7,000)	(18,000)
Digital customers	584,000	557,000	530,000
Quarterly net digital customer additions	27,000	16,000	2,000
Digital penetration(d)	44.0%	42.1%	38.9%

High-speed data
High-speed data customers	688,000	658,000	600,000
Quarterly net high-speed data customer additions	30,000	22,000	22,000
High-speed data penetration(e)	24.3%	23.2%	21.3%

Phone
Estimated marketable phone homes(f)	2,550,000	2,550,000	2,350,000
Phone customers	204,000	185,000	123,000
Quarterly net phone customers additions	19,000	20,000	18,000
Phone penetration(g)	8.0%	7.3%	5.2%

Average total monthly revenue per basic subscriber(h)	$85.45	$83.49	$74.85

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents the total of basic subscribers, digital customers, high-speed data customers and phone customers at the end of each period.

(b)	Represents average monthly revenues for the last three months of the period divided by average RGUs for such period.

(c)	Represents the total number of customers that receive at least one level of service, encompassing video, high-speed data and phone, without regard to which service(s) customers purchase.

(d)	Represents digital customers as a percentage of basic subscribers.

(e)	Represents high-speed data customers as a percentage of estimated homes passed.

(f)	Represents the estimated number of homes to which the Company is currently marketing phone service.

(g)	Represents phone customers as a percentage of estimated marketable phone homes.

(h)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.

TABLE 8
Use of Non-GAAP Financial Measures
“Adjusted OIBDA” and “Free Cash Flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. The Company defines Adjusted OIBDA as operating income before depreciation and amortization and non-cash, share-based compensation charges, and defines Free Cash Flow as Adjusted OIBDA less interest expense, net, cash taxes and capital expenditures.
Adjusted OIBDA is one of the primary measures used by management to evaluate the Company’s performance and to forecast future results. The Company believes Adjusted OIBDA is useful for investors because it enables them to assess the Company’s performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies, as well as different non-cash, share-based compensation programs. A limitation of Adjusted OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s non-cash, share-based compensation charges.
Free Cash Flow is used by management to evaluate the Company’s ability to service its debt and to fund continued growth with internally generated funds. The Company believes Free Cash Flow is useful for investors because it enables them to assess the Company’s ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the method used by management, and provide measures that can be used to analyze, value and compare companies in the cable television industry. The Company’s definition of Free Cash Flow eliminates the impact of quarterly working capital fluctuations.
Adjusted OIBDA and Free Cash Flow should not be regarded as alternatives to operating income, net income or net loss as indicators of operating performance or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to Free Cash Flow. Reconciliations of historical presentations of Adjusted OIBDA and Free Cash Flow to their most directly comparable GAAP financial measures are provided in Table 5. The Company is unable to reconcile these non-GAAP measures on a forward-looking basis primarily because it is impractical to project the timing of certain events, such as the initiation of depreciation relative to network construction projects, or changes in working capital.